As filed with the Securities and Exchange Commission on December 27, 2006.

                               Investment Company Act File No. 811-[applied for]

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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM N-8A


                 NOTIFICATION OF REGISTRATION FILED PURSUANT TO
               SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940

              The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

                        CITIGROUP ALTERNATIVE INVESTMENTS
               MULTI-ADVISER HEDGE FUND PORTFOLIOS (SERIES M) LLC
                                     (Name)


                        731 Lexington Avenue, 28th Floor
                               New York, NY 10022
  (Address of Principal Business Office (No. & Street, City, State, Zip Code))


                                 (212) 559-4999
                          (Telephone Number, including
                                   Area Code)


                                Millie Kim, Esq.
                      Citigroup Alternative Investments LLC
                        731 Lexington Avenue, 28th Floor
                               New York, NY 10022
               (Name and Address of Agent for Service of Process)

                                    COPY TO:

                             Paul S. Schreiber, Esq.
                               Shearman & Sterling
                              599 Lexington Avenue
                               New York, NY 10022

Check Appropriate Box:


         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
YES [X] NO [ ]

                                   SIGNATURES

              Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf by the undersigned, thereto duly authorized, in New York, New York on the 27th day of December, 2006.


                          CITIGROUP ALTERNATIVE INVESTMENTS
                          MULTI-ADVISER HEDGE FUND PORTFOLIOS (SERIES M) LLC

                          By:    /s/ Christopher Hutt
                              -------------------------
                              Name:  Christopher Hutt
                              Title: Authorized Person